Exhibit 99.1

Contact:              Robert M. Gorman - (804) 523-7828

Executive Vice President / Chief Financial Officer

ATLANTIC UNION BANKSHARES REPORTS SECOND QUARTER RESULTS

Richmond, Va., July 22, 2021 – Atlantic Union Bankshares Corporation (the “Company” or “Atlantic Union”) (Nasdaq: AUB) today reported net income available to common shareholders of $82.4 million and basic and diluted earnings per common share of $1.05 for the second quarter ended June 30, 2021. Pre-tax pre-provision adjusted operating earnings(1) were $77.0 million for the second quarter ended June 30, 2021.

Net income available to common shareholders was $135.6 million and basic and diluted earnings per common share of $1.72 for the six months ended June 30, 2021. Adjusted operating earnings available to common shareholders(1) were $147.2 million, diluted operating earnings per common share(1) were $1.87, and pre-tax pre-provision adjusted operating earnings(1) were $145.6 million for the six months ended June 30, 2021.

“Atlantic Union delivered solid financial results in the second quarter reflective of steadily improving economic conditions as the headwinds from COVID-19 continued to subside,” said John C. Asbury, president and chief executive officer of Atlantic Union. “During the second quarter, loan balances grew modestly, credit quality remained pristine and our capital and liquidity positions continue to be strong.

“As we head into the second half of 2021, we expect that loan growth will accelerate as economic activity picks up over the next several quarters and credit losses will remain historically low due to the positive economic outlook. Operating under the mantra of soundness, profitability and growth – in that order of priority - Atlantic Union remains committed to generating sustainable, profitable growth and building long term value for our shareholders.”

Small Business Administration (“SBA”) Paycheck Protection Program (“PPP”)

The Company has participated in the SBA PPP under the Coronavirus Aid, Relief, and Economic Security (“CARES”) Act (“PPP Round One”), which was intended to provide economic relief to small businesses that have been adversely impacted by the COVID-19 global pandemic (“COVID-19”). The Company processed over 11,000 PPP loans totaling $1.7 billion in 2020 pursuant to the CARES Act. The loans carry a 1% interest rate. As of June 30, 2021, PPP Round One loans have a recorded investment of $337.7 million and unamortized deferred fees of $2.0 million.

Certain provisions of the CARES Act, including additional PPP funding, were extended during December 2020 and expired on May 31, 2021 (“PPP Round Two”). The Company processed over 5,000 loans pursuant to PPP Round Two, with a recorded investment of $546.1 million and unamortized deferred fees of $22.4 million as of June 30, 2021. The loans carry a 1% interest rate.

In addition to an insignificant amount of PPP loan pay offs, the Company has processed $1.3 billion(*) of loan forgiveness on 9,800 PPP loans(*) through June 30, 2021. In the second quarter of 2021, 4,500 PPP Round One(*) loans totaling $696.0 million(*) were processed for forgiveness and 500 PPP Round Two loans(*) totaling $9.0 million(*) were processed for forgiveness.

Share Repurchase Program

On May 4, 2021, the Company’s Board of Directors authorized a share repurchase program (or the “Repurchase

Program”) to purchase up to $125 million worth of the Company’s common stock in open market transactions or privately negotiated transactions, including pursuant to a trading plan in accordance with Rule 10b5-1 and/or Rule 10b-18 under the Exchange Act. The Repurchase Program expires on June 30, 2022 and replaced the prior repurchase program that was due to expire on June 30, 2021. Under the Repurchase Program, 1.1 million shares were repurchased for $42.3 million in the aggregate during the quarter ended June 30, 2021. As of June 30, 2021, the Company has remaining repurchase authorization of $82.7 million available under the Repurchase Program.

(*) PPP values are rounded and approximate values

NET INTEREST INCOME

For the second quarter of 2021, net interest income was $140.5 million, an increase from $134.9 million reported in the first quarter of 2021. Net interest income (FTE)(1) was $143.7 million in the second quarter of 2021, an increase of $5.7 million from the first quarter of 2021. The increases in the net interest income and net interest income (FTE) were primarily driven by the increase in PPP loan accretion included in interest income to $11.5 million in the second quarter of 2021 from $7.8 million in the first quarter of 2021, an increase of $176.8 million in average earning assets and the higher calendar day count in the second quarter. The second quarter net interest margin increased 6 basis points to 3.15% from 3.09% in the previous quarter, while the net interest margin (FTE)(1)  increased 7 basis points to 3.23% from 3.16% during the same period as a result of stable earning asset yields compared to the first quarter and a 7 basis point decline in cost of funds.

The Company’s net interest margin (FTE) (1) includes the impact of acquisition accounting fair value adjustments. Net accretion related to acquisition accounting declined $167,000 from the prior quarter to $3.9 million for the quarter ended June 30, 2021. The first and second quarters of 2021 and the remaining estimated net accretion impact are reflected in the following table (dollars in thousands):

		Deposit
	Loan	Accretion	Borrowings
	Accretion	(Amortization)	Amortization	Total
For the quarter ended March 31, 2021	$4,287	20	(198)	$4,109
For the quarter ended June 30, 2021	4,132	12	(202)	3,942
For the remaining six months of 2021 (estimated)	3,607	(17)	(407)	3,183
For the years ending (estimated):
2022	6,166	(43)	(829)	5,294
2023	4,594	(32)	(852)	3,710
2024	3,756	(4)	(877)	2,875
2025	2,877	(1)	(900)	1,976
2026	2,298	—	(926)	1,372
Thereafter	10,374	—	(8,945)	1,429
Total remaining acquisition accounting fair value adjustments at June 30, 2021	$33,672	(97)	(13,736)	$19,839

ASSET QUALITY

Overview

During the second quarter of 2021, nonperforming assets (“NPAs”) as a percentage of loans decreased slightly and remained low at 0.28% at June 30, 2021. Accruing past due loan levels as a percentage of total loans held for investment at June 30, 2021 decreased 7 basis points as compared to March 31, 2021 and were 10 basis points lower than accruing past due loan levels at June 30, 2020. Net charge-off levels remained low at less than 0.01% of average loans for the second quarter 2021, which is a 3 basis point decrease from the first quarter of 2021, and a 9 basis point decrease from the second quarter of 2020. The allowance for credit losses (“ACL”) totaled $128.3 million at June 30, 2021, a $27.5 million decrease from the prior quarter due to lower expected losses than previously estimated and improvements in the macroeconomic outlook.

Nonperforming Assets

At June 30, 2021, NPAs totaled $38.1 million, a decrease of $6.1 million from March 31, 2021. NPAs as a percentage of total outstanding loans at June 30, 2021 were 0.28%, a decrease of 3 basis points from 0.31% at March 31, 2021. Excluding the impact of the PPP loans(1), NPAs as a percentage of total adjusted loans held for investment were 0.30% at June 30, 2021, a decrease of 5 basis points from 0.35% at March 31, 2021.

The following table shows a summary of nonperforming asset balances at the quarter ended (dollars in thousands):

	June 30,	March 31,	December 31,	September 30,	June 30,
	2021	2021	2020	2020	2020
Nonaccrual loans	$36,399	$41,866	$42,448	$39,023	$39,624
Foreclosed properties	1,696	2,344	2,773	4,159	4,397
Total nonperforming assets	$38,095	$44,210	$45,221	$43,182	$44,021

The following table shows the activity in nonaccrual loans for the quarter ended (dollars in thousands):

	June 30,	March 31,	December 31,	September 30,	June 30,
	2021	2021	2020	2020	2020
Beginning Balance	$41,866	$42,448	$39,023	$39,624	$44,022
Net customer payments	(9,307)	(4,133)	(4,640)	(2,803)	(6,524)
Additions	4,162	3,821	8,211	2,790	3,206
Charge-offs	(183)	(270)	(146)	(588)	(1,088)
Loans returning to accruing status	(153)	—	—	—	8
Transfers to foreclosed property	14	—	—	—	—
Ending Balance	$36,399	$41,866	$42,448	$39,023	$39,624

The following table shows the activity in foreclosed properties for the quarter ended (dollars in thousands):

	June 30,	March 31,	December 31,	September 30,	June 30,
	2021	2021	2020	2020	2020
Beginning Balance	$2,344	$2,773	$4,159	$4,397	$4,444
Additions of foreclosed property	14	—	—	—	—
Valuation adjustments	—	—	(35)	—	—
Proceeds from sales	(572)	(419)	(1,357)	(254)	(55)
Gains (losses) from sales	(90)	(10)	6	16	8
Ending Balance	$1,696	$2,344	$2,773	$4,159	$4,397

Past Due Loans

Past due loans still accruing interest totaled $25.1 million or 0.18% of total loans held for investment at June 30, 2021, compared to $36.0 million or 0.25% of total loans held for investment at March 31, 2021, and $40.5 million or 0.28% of total loans held for investment at June 30, 2020. Excluding the impact of the PPP loans(1), past due loans still accruing interest were 0.20% of total adjusted loans held for investment at June 30, 2021, compared to 0.28% of total adjusted loans held for investment at March 31, 2021, and 0.32% of total adjusted loans held for investment at June 30, 2020. Of the total past due loans still accruing interest, $8.7 million or 0.06% of total loans held for investment were loans past due 90 days or more at June 30, 2021, compared to $9.8 million or 0.07% of total loans held for investment at March 31, 2021, and $19.3 million or 0.13% of total loans held for investment at June 30, 2020.

Net Charge-offs

Net charge-offs totaled $69,000 or less than 0.01% of total average loans (annualized) for the quarter ended June 30, 2021, compared to $1.2 million or 0.03% for the first quarter of 2021, and $3.3 million or 0.09% for the second quarter of 2020. Excluding the impact of the PPP loans(1), net charge-offs for the second quarter of 2021 were less than 0.01% of total adjusted average loans on an annualized basis, compared to 0.04% for the first quarter of 2021, and 0.10% for the second quarter of 2020.

Provision for Credit Losses

For the quarter ended June 30, 2021, the Company recorded a negative provision for credit losses of $27.4 million, compared to a negative provision of credit losses of $13.6 million in the previous quarter, and which decreased $61.6 million compared to the provision for credit losses of $34.2 million recorded during the same quarter in 2020. The provision for credit losses for the second quarter of 2021 reflected a negative provision of $24.6 million in provision for loan losses and a negative provision of $2.8 million for unfunded commitments. The decrease in the provision for credit losses as compared to the same quarter in 2020 was driven by the benign credit impacts since the pandemic began, the significant recovery in the economy since last year, as well as the improvement in the economic forecast utilized in estimating the ACL as of June 30, 2021.

Allowance for Credit Losses

At June 30, 2021, the ACL was $128.3 million and included an allowance for loan and lease losses (“ALLL”) of $118.3 million and a reserve for unfunded commitments (“RUC”) of $10.0 million. The ACL at June 30, 2021 decreased $27.5 million from March 31, 2021, due to lower expected losses than previously estimated as a result of benign credit quality metrics to date and an improved economic outlook due to the roll-out of COVID-19 vaccines and the impact of government stimulus inclusive of PPP loan funding. The ACL as a percentage of total loans was 0.94% at June 30, 2021 and 1.09% at March 31, 2021. When excluding PPP loans(1), which are 100% guaranteed by the SBA, the ACL as a percentage of total adjusted loans at June 30, 2021 decreased 22 basis points to 1.00% from the prior quarter.

At June 30, 2021, the ALLL decreased $24.7 million and the RUC decreased $2.8 million from March 31, 2021. The ALLL as a percentage of the total loan portfolio was 0.86% at June 30, 2021 and 1.00% at March 31, 2021. When excluding PPP loans(1), which are 100% guaranteed by the SBA, the ALLL as a percentage of total adjusted loans decreased 20 basis points from the prior quarter to 0.92% at June 30, 2021. The ratio of the ALLL to nonaccrual loans was 324.9% at June 30, 2021, compared to 341.4% at March 31, 2021.

NONINTEREST INCOME

Noninterest income decreased $2.5 million to $28.5 million for the quarter ended June 30, 2021 from $31.0 million in the prior quarter, primarily driven by a $3.6 million decline in mortgage banking income driven by lower mortgage origination volumes and a decline in loan-related interest rate swap income of $433,000 due to lower transaction volumes. In addition, there was a decline in unrealized gains on equity method investments of approximately $1.1 million during the second quarter of 2021. These quarterly declines were partially offset by increases in several other non-interest income categories including, an increase in service charges on deposit accounts of $1.1 million related to service charges on deposit accounts, higher debit card interchange fees of $356,000, an increase in bank owned life insurance income of $944,000 primarily due to life insurance proceeds received during the quarter, and an increase in fiduciary and asset management fees of $344,000 due to growth in assets under management.

NONINTEREST EXPENSE

Noninterest expense decreased $19.9 million to $92.0 million for the quarter ended June 30, 2021 from $111.9 million in the prior quarter. The decreases in non-interest expense was primarily driven by the recognition of debt extinguishment costs of $14.7 million during the first quarter of 2021, resulting from the prepayment of $200.0 million in long-term

FHLB advances. Salaries and benefits declined by approximately $1.9 million primarily due to decreases in payroll related taxes, which are typically seasonally higher in the first quarter. Professional services declined $552,000 primarily due to legal fees and costs related to strategic projects recognized in the first quarter of 2021. In addition, noninterest expense decreased $1.3 million due to costs related to the Company’s closure of five branches in February 2021 recognized during the first quarter of 2021. OREO and related credit expenses declined from the first quarter of 2021 by approximately $795,000, primarily driven by gains of $930,000 on the sale of closed branches during the second quarter. These net reductions were offset by an increase of $694,000 in marketing and advertising expenses and an increase in technology and data processing of $315,000. Noninterest expense for the second quarter of 2021 also included approximately $200,000 in costs related to the Company’s response to the COVID-19 pandemic and approximately $250,000 in expenses related to PPP loan forgiveness processing incurred during the second quarter of 2021.

INCOME TAXES

The effective tax rate for the three months ended June 30, 2021 was 18.3%, compared to 16.8% for the three months ended March 31, 2021. The increase in the effective tax rate is primarily due to changes in the proportion of tax-exempt income to pre-tax income.

BALANCE SHEET

At June 30, 2021, total assets were $20.0 billion, an increase of $134.7 million or approximately 2.7% (annualized) from March 31, 2021, and an increase of $237.0 million or approximately 1.2% from June 30, 2020. The increase in assets from the prior quarter was primarily driven by an increase in cash and cash equivalents, as well as net growth in the investment securities portfolio. The increase in assets from the prior quarter was partially offset by a decrease in loans due to PPP loan forgiveness. The increase in assets from the prior year was primarily driven by net growth in the investment securities portfolio and organic loan growth, partially offset by a decrease in loans due to PPP loan forgiveness.

At June 30, 2021, loans held for investment (net of deferred fees and costs) were $13.7 billion, including $859.4 million in PPP loans, a decrease of $574.4 million or 16.1% (annualized) from March 31, 2021, and average loans decreased $92.2 million or 2.6% (annualized) from the prior quarter. Excluding the effects of the PPP(1), loans held for investment (net of deferred fees and costs) increased $79.0 million or 2.5% (annualized) from March 31, 2021, and average loans increased $29.5 million or 0.9% (annualized) from the prior quarter. Loans held for investment (net of deferred fees and costs) decreased $610.7 million or 4.3% from June 30, 2020, while quarterly average loans increased $14.2 million or 0.1% from the same period in the prior year. Excluding the effects of the PPP(1), loans held for investment (net of deferred fees and costs) at June 30, 2021 increased $128.6 million or 1.0% from the same period in the prior year, and quarterly average loans during the second quarter of 2021 increased $100.5 million or 0.8% from the same period in the prior year. In addition to an insignificant amount of PPP loan payoffs, the Company processed approximately $705.0 million of loan forgiveness on approximately 5,000 PPP loans during the second quarter of 2021, in addition to $165.0 million of loan forgiveness on approximately 2,500 PPP loans during the first quarter of 2021.

At June 30, 2021, total deposits were $16.7 billion, an increase of $361.2 million or approximately 8.9% (annualized) from March 31, 2021, and average deposits increased $425.9 million or 10.6% (annualized) from the prior quarter. Deposits increased $1.1 billion or 6.8% from June 30, 2020, and quarterly average deposits increased $1.5 billion or 10.3% from the same period in the prior year. The increases in deposits from the prior quarter and prior year were primarily due to the impact of PPP loan related deposits and government stimulus actions.

The following table shows the Company’s capital ratios at the quarters ended:

	June 30,	March 31,	June 30,
	2021	2020	2020
Common equity Tier 1 capital ratio (2)	10.56%	10.56%	9.88%
Tier 1 capital ratio (2)	11.67%	11.70%	11.03%
Total capital ratio (2)	14.05%	14.25%	13.81%
Leverage ratio (Tier 1 capital to average assets) (2)	9.20%	9.18%	8.82%
Common equity to total assets	12.91%	12.81%	12.41%
Tangible common equity to tangible assets (1)	8.40%	8.24%	7.74%

(2) All ratios at June 30, 2021 are estimates and subject to change pending the Company’s filing of its FR Y9-C. All other periods are presented as filed.

During the second quarter of 2021, the Company declared and paid cash dividends of $0.28 per common share, an increase of $0.03, or approximately 12.0%, compared to both the first quarter of 2021 and the second quarter of 2020. During the second quarter of 2021, the Company also declared and paid a quarterly dividend on the outstanding shares of Series A Preferred Stock of $171.88 per share (equivalent to $0.43 per outstanding depositary share).

On May 4, 2021, the Company’s Board of Directors authorized the Repurchase Program to purchase up to $125 million worth of the Company’s common stock in open market transactions or privately negotiated transactions, including pursuant to a trading plan in accordance with Rule 10b5-1 and/or Rule 10b-18 under the Exchange Act. The Repurchase Program expires on June 30, 2022 and replaced the prior repurchase program that was due to expire on June 30, 2021. As part of the Repurchase Program, 1.1 million shares (or $42.3 million) were repurchased during the quarter ended June 30, 2021. As of June 30, 2021, the Company is authorized to repurchase approximately $82.7 million of the Company’s common stock.

(1) These are financial measures not calculated in accordance with GAAP. For a reconciliation of these non-GAAP financial measures, see Alternative Performance Measures (non-GAAP) section of the Key Financial Results.

ABOUT ATLANTIC UNION BANKSHARES CORPORATION

Headquartered in Richmond, Virginia, Atlantic Union Bankshares Corporation (Nasdaq: AUB) is the holding company for Atlantic Union Bank. Atlantic Union Bank has 129 branches and approximately 150 ATMs located throughout Virginia, and in portions of Maryland and North Carolina. Certain non-bank financial services affiliates of Atlantic

Union Bank include: Atlantic Union Equipment Finance, Inc., which provides equipment financing; Old Dominion Capital Management, Inc., and its subsidiary, Outfitter Advisors, Ltd., and Dixon, Hubard, Feinour, & Brown, Inc., which provide investment advisory services; Atlantic Union Financial Consultants, LLC, which provides brokerage services; and Union Insurance Group, LLC, which offers various lines of insurance products.

SECOND QUARTER 2021 EARNINGS RELEASE CONFERENCE CALL

The Company will hold a conference call and webcast for analysts on Thursday, July 22, 2021 at 9:00 a.m. Eastern Time during which management will review the second quarter 2021 financial results and provide an update on recent activities. Interested parties may participate in the call toll-free by dialing (866) 220-4170; international callers wishing to participate may do so by dialing (864) 663-5235. The conference ID number is 2240959. Management will conduct a listen-only webcast with accompanying slides, which can be found at: https://edge.media-server.com/mmc/p/e3ix8xvr.

A replay of the webcast, and the accompanying slides, will be available on the Company’s website for 90 days at: https://investors.atlanticunionbank.com/.

NON-GAAP FINANCIAL MEASURES

In reporting the results as of and for the periods ended June 30, 2021, the Company has provided supplemental performance measures on a tax-equivalent, tangible, operating, adjusted or pre-tax pre-provision basis. These non-GAAP financial measures are a supplement to GAAP, which is used to prepare the Company’s financial statements, and should not be considered in isolation or as a substitute for comparable measures calculated in accordance with GAAP. In addition, the Company’s non-GAAP financial measures may not be comparable to non-GAAP financial measures of other companies. The Company uses the non-GAAP financial measures discussed herein in its analysis of the Company’s performance. The Company’s management believes that these non-GAAP financial measures provide additional understanding of ongoing operations, enhance comparability of results of operations with prior periods and show the effects of significant gains and charges in the periods presented without the impact of items or events that may obscure trends in the Company’s underlying performance. For a reconciliation of these measures to their most directly comparable GAAP measures and additional information about these non-GAAP financial measures, see Alternative Performance Measures (non-GAAP) section of the Key Financial Results.

FORWARD-LOOKING STATEMENTS

Certain statements in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements, including without limitation, statements made in Mr. Asbury’s quotes are statements that include, projections, predictions, expectations, or beliefs about future events or results that are not statements of historical fact. Such forward-looking statements are based on various assumptions as of the time they are made, and are inherently subject to known and unknown risks, uncertainties, and other factors, some of which cannot be predicted or quantified, that may cause actual results, performance, or achievements to be materially different from those expressed or implied by such forward-looking statements. Forward-looking statements are often accompanied by words that convey projected future events or outcomes such as “expect,” “believe,” “estimate,” “plan,” “project,” “anticipate,” “intend,” “will,” “may,” “view,” “opportunity,” “potential,” or words of similar meaning or other statements concerning opinions or judgment of the Company and its management about future events. Although the Company believes that its expectations with respect to forward-looking statements are based upon reasonable assumptions within the bounds of its existing knowledge of its business and operations, there can be no assurance that actual results, performance, or achievements of, or trends affecting, the Company will not differ materially from any projected future results, performance, or achievements expressed or implied by such forward-looking statements. Actual future results, performance, achievements or trends may differ materially from historical results or those anticipated depending on a variety of factors, including, but not limited to the effects of or changes in:

●	changes in interest rates;
●	general economic and financial market conditions, in the United States generally and particularly in the markets in which the Company operates and which its loans are concentrated, including the effects of declines in real estate values, an increase in unemployment levels and slowdowns in economic growth, including as a result of COVID-19;
●	the quality or composition of the loan or investment portfolios and changes therein;
●	demand for loan products and financial services in the Company’s market area;

●	the Company’s ability to manage its growth or implement its growth strategy;
●	the effectiveness of expense reduction plans;
●	the introduction of new lines of business or new products and services;
●	the Company’s ability to recruit and retain key employees;
●	the incremental cost and/or decreased revenues associated with exceeding $10 billion in assets;
●	real estate values in the Bank’s lending area;
●	an insufficient ACL;
●	changes in accounting principles;
●	the Company’s liquidity and capital positions;
●	concentrations of loans secured by real estate, particularly commercial real estate;
●	the effectiveness of the Company’s credit processes and management of the Company’s credit risk;
●	the Company’s ability to compete in the market for financial services and increased competition from fintech companies;
●	technological risks and developments, and cyber threats, attacks, or events;
●	the potential adverse effects of unusual and infrequently occurring events, such as weather-related disasters, terrorist acts or public health events (such as COVID-19), and of governmental and societal responses thereto; these potential adverse effects may include, without limitation, adverse effects on the ability of the Company's borrowers to satisfy their obligations to the Company, on the value of collateral securing loans, on the demand for the Company's loans or its other products and services, on supply chains and methods used to distribute products and services, on incidents of cyberattack and fraud, on the Company’s liquidity or capital positions, on risks posed by reliance on third-party service providers, on other aspects of the Company's business operations and on financial markets and economic growth;
●	the effect of steps the Company takes in response to COVID-19, the severity and duration of the pandemic, the uncertainty regarding new variants of COVID-19 that have emerged, the speed and efficacy of vaccine and treatment developments, the impact of loosening or tightening of government restrictions, the pace of recovery when the pandemic subsides and the heightened impact it has on many of the risks described herein;
●	the discontinuation of LIBOR and its impact on the financial markets, and the Company’s ability to manage operational, legal and compliance risks related to the discontinuation of LIBOR and implementation of one or more alternate reference rates,
●	performance by the Company’s counterparties or vendors;
●	deposit flows;
●	the availability of financing and the terms thereof;
●	the level of prepayments on loans and mortgage-backed securities;
●	legislative or regulatory changes and requirements, including the impact of the CARES Act, as amended by the CAA, and other legislative and regulatory reactions to COVID-19;
●	potential claims, damages, and fines related to litigation or government actions, including litigation or actions arising from the Company’s participation in and administration of programs related to COVID-19, including, among other things, the CARES Act, as amended by the CAA;
●	the effects of changes in federal, state or local tax laws and regulations;
●	monetary and fiscal policies of the U.S. government, including policies of the U.S. Department of the Treasury and the Federal Reserve;
●	changes to applicable accounting principles and guidelines; and
●	other factors, many of which are beyond the control of the Company.

Please refer to the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 and related disclosures in other filings, which have been filed with the SEC and are available on the SEC’s website at www.sec.gov. All of the forward-looking statements made in this press release are expressly qualified by the cautionary statements contained or referred to herein. The actual results or developments anticipated may not be realized or, even if substantially realized, they may not have the expected consequences to or effects on the Company or its businesses or operations. Readers are cautioned not to rely too heavily on the forward-looking statements contained in this press release. Forward-looking statements speak only as of the date they are made and the Company does not undertake any obligation to update, revise or clarify these forward-looking statements, whether as a result of new information, future events or otherwise.

ATLANTIC UNION BANKSHARES CORPORATION AND SUBSIDIARIES

KEY FINANCIAL RESULTS

(Dollars in thousands, except share data)

	As of & For Three Months Ended			As of & For Six Months Ended
	06/30/21	03/31/21	06/30/20	06/30/21	06/30/20
Results of Operations	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Interest and dividend income	$150,852	$147,673	$162,867	$298,525	$334,193
Interest expense	10,304	12,775	25,562	23,079	61,880
Net interest income	140,548	134,898	137,305	275,446	272,313
Provision for credit losses	(27,414)	(13,624)	34,200	(41,037)	94,396
Net interest income after provision for credit losses	167,962	148,522	103,105	316,483	177,917
Noninterest income	28,466	30,985	35,932	59,451	64,838
Noninterest expenses	91,971	111,937	102,814	203,908	198,459
Income before income taxes	104,457	67,570	36,223	172,026	44,296
Income tax expense	19,073	11,381	5,514	30,453	6,498
Net income	85,384	56,189	30,709	141,573	37,798
Dividends on preferred stock	2,967	2,967	—	5,934	—
Net income available to common shareholders	$82,417	$53,222	$30,709	$135,639	$37,798

Interest earned on earning assets (FTE) (1)	$153,996	$150,726	$165,672	$304,722	$339,755
Net interest income (FTE) (1)	143,692	137,951	140,110	281,643	277,875
Total revenue (FTE) (1)	172,158	168,936	176,042	341,094	342,713
Pre-tax pre-provision adjusted operating earnings (8)	77,043	68,563	70,390	145,606	138,492

Key Ratios
Earnings per common share, diluted	$1.05	$0.67	$0.39	$1.72	$0.48
Return on average assets (ROA)	1.72%	1.16%	0.64%	1.44%	0.41%
Return on average equity (ROE)	12.46%	8.38%	4.96%	10.44%	3.06%
Return on average tangible common equity (ROTCE) (2) (3)	21.44%	14.58%	9.46%	18.06%	6.13%
Efficiency ratio	54.42%	67.48%	59.35%	60.89%	58.86%
Net interest margin	3.15%	3.09%	3.23%	3.12%	3.35%
Net interest margin (FTE) (1)	3.23%	3.16%	3.29%	3.19%	3.42%
Yields on earning assets (FTE) (1)	3.46%	3.46%	3.90%	3.46%	4.18%
Cost of interest-bearing liabilities	0.35%	0.43%	0.84%	0.39%	1.03%
Cost of deposits	0.18%	0.23%	0.53%	0.20%	0.68%
Cost of funds	0.23%	0.30%	0.61%	0.27%	0.76%

Operating Measures (4)
Adjusted operating earnings	$85,384	$67,736	$30,682	$153,120	$37,640
Adjusted operating earnings available to common shareholders	82,417	64,769	30,682	147,186	37,640
Adjusted operating earnings per common share, diluted	$1.05	$0.82	$0.39	$1.87	$0.48
Adjusted operating ROA	1.72%	1.40%	0.64%	1.56%	0.41%
Adjusted operating ROE	12.46%	10.10%	4.96%	11.29%	3.04%
Adjusted operating ROTCE (2) (3)	21.44%	17.58%	9.46%	19.54%	6.11%
Adjusted operating efficiency ratio (FTE) (1)(7)	51.35%	55.38%	53.28%	53.34%	54.04%

Per Share Data
Earnings per common share, basic	$1.05	$0.67	$0.39	$1.72	$0.48
Earnings per common share, diluted	1.05	0.67	0.39	1.72	0.48
Cash dividends paid per common share	0.28	0.25	0.25	0.53	0.50
Market value per share	36.22	38.36	23.16	36.22	23.16
Book value per common share	33.30	32.37	31.32	33.30	31.32
Tangible book value per common share (2)	20.59	19.78	18.54	20.59	18.54
Price to earnings ratio, diluted	8.60	14.12	14.77	10.44	23.99
Price to book value per common share ratio	1.09	1.19	0.74	1.09	0.74
Price to tangible book value per common share ratio (2)	1.76	1.94	1.25	1.76	1.25
Weighted average common shares outstanding, basic	78,819,697	78,863,468	78,711,765	78,841,462	79,001,058
Weighted average common shares outstanding, diluted	78,843,724	78,884,235	78,722,690	78,863,859	79,020,036
Common shares outstanding at end of period	77,928,948	79,006,331	78,713,056	77,928,948	78,713,056

	As of & For Three Months Ended			As of & For Six Months Ended
	06/30/21	03/31/21	06/30/20	06/30/21	06/30/20
Capital Ratios	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Common equity Tier 1 capital ratio (5)	10.56%	10.56%	9.88%	10.56%	9.88%
Tier 1 capital ratio (5)	11.67%	11.70%	11.03%	11.67%	11.03%
Total capital ratio (5)	14.05%	14.25%	13.81%	14.05%	13.81%
Leverage ratio (Tier 1 capital to average assets) (5)	9.20%	9.18%	8.82%	9.20%	8.82%
Common equity to total assets	12.91%	12.81%	12.41%	12.91%	12.41%
Tangible common equity to tangible assets (2)	8.40%	8.24%	7.74%	8.40%	7.74%

Financial Condition
Assets	$19,989,356	$19,854,612	$19,752,317	$19,989,356	$19,752,317
Loans held for investment, net	13,697,929	14,272,280	14,308,646	13,697,929	14,308,646
Securities	3,491,669	3,317,442	2,672,557	3,491,669	2,672,557
Earning Assets	17,824,283	17,889,174	17,680,876	17,824,283	17,680,876
Goodwill	935,560	935,560	935,560	935,560	935,560
Amortizable intangibles, net	49,917	53,471	65,105	49,917	65,105
Deposits	16,659,219	16,298,017	15,605,139	16,659,219	15,605,139
Borrowings	380,079	563,600	1,125,030	380,079	1,125,030
Stockholders' equity	2,747,597	2,709,732	2,618,226	2,747,597	2,618,226
Tangible common equity (2)	1,595,763	1,554,344	1,451,197	1,595,763	1,451,197

Loans held for investment, net of deferred fees and costs
Construction and land development	$838,722	$884,303	$1,247,939	$838,722	$1,247,939
Commercial real estate - owner occupied	2,069,658	2,083,155	2,067,087	2,069,658	2,067,087
Commercial real estate - non-owner occupied	3,712,607	3,671,471	3,455,125	3,712,607	3,455,125
Multifamily real estate	860,081	842,906	717,719	860,081	717,719
Commercial & Industrial	2,990,622	3,599,884	3,555,971	2,990,622	3,555,971
Residential 1-4 Family - Commercial	637,485	658,051	715,384	637,485	715,384
Residential 1-4 Family - Consumer	823,355	816,916	841,051	823,355	841,051
Residential 1-4 Family - Revolving	559,014	563,786	627,765	559,014	627,765
Auto	411,073	406,349	380,053	411,073	380,053
Consumer	195,036	215,711	311,362	195,036	311,362
Other Commercial	600,276	529,748	389,190	600,276	389,190
Total loans held for investment	$13,697,929	$14,272,280	$14,308,646	$13,697,929	$14,308,646

Deposits
NOW accounts	$3,777,540	$3,612,135	$3,618,523	$3,777,540	$3,618,523
Money market accounts	4,450,724	4,244,092	4,158,325	4,450,724	4,158,325
Savings accounts	1,032,171	991,418	824,164	1,032,171	824,164
Time deposits of $250,000 and over	566,180	619,040	689,693	566,180	689,693
Other time deposits	1,610,032	1,764,933	1,968,474	1,610,032	1,968,474
Time deposits	2,176,212	2,383,973	2,658,167	2,176,212	2,658,167
Total interest-bearing deposits	$11,436,647	$11,231,618	$11,259,179	$11,436,647	$11,259,179
Demand deposits	5,222,572	5,066,399	4,345,960	5,222,572	4,345,960
Total deposits	$16,659,219	$16,298,017	$15,605,139	$16,659,219	$15,605,139

Averages
Assets	$19,922,978	$19,686,854	$19,157,238	$19,805,569	$18,358,579
Loans held for investment, net	13,971,939	14,064,123	13,957,711	14,017,777	13,275,817
Loans held for sale	36,790	63,022	56,846	49,834	53,783
Securities	3,420,329	3,209,377	2,648,967	3,315,435	2,635,202
Earning assets	17,868,938	17,692,095	17,106,132	17,781,005	16,334,901
Deposits	16,500,541	16,074,650	14,960,386	16,288,772	14,153,621
Time deposits	2,270,217	2,490,432	2,667,268	2,379,716	2,711,384
Interest-bearing deposits	11,446,768	11,491,129	10,941,368	11,468,826	10,681,393
Borrowings	399,855	574,678	1,344,994	486,784	1,395,539
Interest-bearing liabilities	11,846,623	12,065,807	12,286,362	11,955,610	12,076,932
Stockholders' equity	2,747,864	2,719,941	2,489,969	2,733,980	2,487,807
Tangible common equity (2)	1,594,311	1,562,575	1,446,948	1,578,531	1,462,875

		As of & For Three Months Ended			As of & For Six Months Ended
		06/30/21	03/31/21	06/30/20	06/30/21	06/30/20
Asset Quality		(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Allowance for Credit Losses (ACL)
Beginning balance, Allowance for loan and lease losses (ALLL)		$142,911	$160,540	$141,043	$160,540	$42,294
Add: Day 1 impact from adoption of CECL		—	—	—	—	47,484
Add: Recoveries		1,876	2,469	1,411	4,345	3,571
Less: Charge-offs		1,945	3,641	4,677	5,586	11,828
Add: Provision for loan losses		(24,581)	(16,457)	32,200	(41,038)	88,456
Ending balance, ALLL		$118,261	$142,911	$169,977	$118,261	$169,977

Beginning balance, Reserve for unfunded commitment (RUC)		$12,833	$10,000	$9,000	$10,000	$900
Add: Day 1 impact from adoption of CECL		—	—	—	—	4,160
Add: Provision for unfunded commitments		(2,833)	2,833	2,000	—	5,940
Ending balance, RUC		$10,000	$12,833	$11,000	$10,000	$11,000
Total ACL		$128,261	$155,744	$180,977	$128,261	$180,977

ACL / total outstanding loans		0.94%	1.09%	1.26%	0.94%	1.26%
ACL / total adjusted loans(9)		1.00%	1.22%	1.42%	1.00%	1.42%
ALLL / total outstanding loans		0.86%	1.00%	1.19%	0.86%	1.19%
ALLL / total adjusted loans(9)		0.92%	1.12%	1.34%	0.92%	1.34%
Net charge-offs / total average loans		0.00%	0.03%	0.09%	0.02%	0.13%
Net charge-offs / total adjusted average loans(9)		0.00%	0.04%	0.10%	0.02%	0.14%
Provision for loan losses/ total average loans		(0.71)%	(0.47)%	0.93%	(0.59)%	1.34%
Provision for loan losses/ total adjusted average loans(9)		(0.77)%	(0.52)%	1.02%	(0.65)%	1.48%
	`
Nonperforming Assets (6)
Construction and land development		$2,685	$2,637	$3,977	$2,685	$3,977
Commercial real estate - owner occupied		6,969	7,016	8,924	6,969	8,924
Commercial real estate - non-owner occupied		3,026	1,958	1,877	3,026	1,877
Multifamily real estate		113	—	33	113	33
Commercial & Industrial		1,908	2,023	2,708	1,908	2,708
Residential 1-4 Family - Commercial		4,200	9,190	5,784	4,200	5,784
Residential 1-4 Family - Consumer		13,489	14,770	12,029	13,489	12,029
Residential 1-4 Family - Revolving		3,726	3,853	3,626	3,726	3,626
Auto		179	303	584	179	584
Consumer		104	116	81	104	81
Other Commercial		—	—	1	—	1
Nonaccrual loans		$36,399	$41,866	$39,624	$36,399	$39,624
Foreclosed property		1,696	2,344	4,397	1,696	4,397
Total nonperforming assets (NPAs)		$38,095	$44,210	$44,021	$38,095	$44,021
Construction and land development		$186	$189	$473	$186	$473
Commercial real estate - owner occupied		2,276	3,180	7,851	2,276	7,851
Commercial real estate - non-owner occupied		827	817	878	827	878
Multifamily real estate		—	—	366	—	366
Commercial & Industrial		1,088	654	178	1,088	178
Residential 1-4 Family - Commercial		759	576	578	759	578
Residential 1-4 Family - Consumer		2,725	3,041	5,099	2,725	5,099
Residential 1-4 Family - Revolving		561	917	1,995	561	1,995
Auto		168	154	181	168	181
Consumer		156	248	1,157	156	1,157
Other Commercial		—	—	499	—	499
Loans ≥ 90 days and still accruing		$8,746	$9,776	$19,255	$8,746	$19,255
Total NPAs and loans ≥ 90 days		$46,841	$53,986	$63,276	$46,841	$63,276
NPAs / total outstanding loans		0.28%	0.31%	0.31%	0.28%	0.31%
NPAs / total adjusted loans(9)		0.30%	0.35%	0.35%	0.30%	0.35%
NPAs / total assets		0.19%	0.22%	0.22%	0.19%	0.22%
ALLL / nonaccrual loans		324.90%	341.35%	428.97%	324.90%	428.97%
ALLL/ nonperforming assets		310.44%	323.25%	386.13%	310.44%	386.13%

	As of & For Three Months Ended			As of & For Six Months Ended
	06/30/21	03/31/21	06/30/20	06/30/21	06/30/20
Past Due Detail (6)	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Construction and land development	$798	$865	$1,683	$798	$1,683
Commercial real estate - owner occupied	1,450	3,426	1,679	1,450	1,679
Commercial real estate - non-owner occupied	1,501	1,055	930	1,501	930
Multifamily real estate	156	187	—	156	—
Commercial & Industrial	948	3,086	1,602	948	1,602
Residential 1-4 Family - Commercial	710	1,803	480	710	480
Residential 1-4 Family - Consumer	764	6,831	1,229	764	1,229
Residential 1-4 Family - Revolving	919	1,397	1,924	919	1,924
Auto	1,333	1,035	1,176	1,333	1,176
Consumer	545	595	844	545	844
Other Commercial	375	407	456	375	456
Loans 30-59 days past due	$9,499	$20,687	$12,003	$9,499	$12,003
Construction and land development	$310	$473	$294	$310	$294
Commercial real estate - owner occupied	2,008	514	430	2,008	430
Commercial real estate - non-owner occupied	78	1,413	369	78	369
Multifamily real estate	—	81	—	—	—
Commercial & Industrial	1,733	613	296	1,733	296
Residential 1-4 Family - Commercial	565	798	2,105	565	2,105
Residential 1-4 Family - Consumer	992	808	3,817	992	3,817
Residential 1-4 Family - Revolving	678	284	1,048	678	1,048
Auto	165	165	290	165	290
Consumer	297	314	561	297	561
Other Commercial	—	88	—	—	—
Loans 60-89 days past due	$6,826	$5,551	$9,210	$6,826	$9,210

Past Due and still accruing	$25,071	$36,014	$40,468	$25,071	$40,468
Past Due and still accruing / total loans	0.18%	0.25%	0.28%	0.18%	0.28%
Past Due and still accruing / total adjusted loans(9)	0.20%	0.28%	0.32%	0.20%	0.32%

Troubled Debt Restructurings
Performing	$13,053	$13,670	$15,303	$13,053	$15,303
Nonperforming	6,231	6,058	5,042	6,231	5,042
Total troubled debt restructurings	$19,284	$19,728	$20,345	$19,284	$20,345

Alternative Performance Measures (non-GAAP)
Net interest income (FTE) (1)
Net interest income (GAAP)	$140,548	$134,898	$137,305	$275,446	$272,313
FTE adjustment	3,144	3,053	2,805	6,197	5,562
Net interest income (FTE) (non-GAAP)	$143,692	$137,951	$140,110	$281,643	$277,875
Noninterest income (GAAP)	28,466	30,985	35,932	59,451	64,838
Total revenue (FTE) (non-GAAP)	$172,158	$168,936	$176,042	$341,094	$342,713

Average earning assets	$17,868,938	$17,692,095	$17,106,132	$17,781,005	$16,334,901
Net interest margin	3.15%	3.09%	3.23%	3.12%	3.35%
Net interest margin (FTE)	3.23%	3.16%	3.29%	3.19%	3.42%

Tangible Assets (2)
Ending assets (GAAP)	$19,989,356	$19,854,612	$19,752,317	$19,989,356	$19,752,317
Less: Ending goodwill	935,560	935,560	935,560	935,560	935,560
Less: Ending amortizable intangibles	49,917	53,471	65,105	49,917	65,105
Ending tangible assets (non-GAAP)	$19,003,879	$18,865,581	$18,751,652	$19,003,879	$18,751,652

Tangible Common Equity (2)
Ending equity (GAAP)	$2,747,597	$2,709,732	$2,618,226	$2,747,597	$2,618,226
Less: Ending goodwill	935,560	935,560	935,560	935,560	935,560
Less: Ending amortizable intangibles	49,917	53,471	65,105	49,917	65,105
Less: Perpetual preferred stock	166,357	166,357	166,364	166,357	166,364
Ending tangible common equity (non-GAAP)	$1,595,763	$1,554,344	$1,451,197	$1,595,763	$1,451,197

Average equity (GAAP)	$2,747,864	$2,719,941	$2,489,969	$2,733,980	$2,487,807
Less: Average goodwill	935,560	935,560	935,560	935,560	935,560
Less: Average amortizable intangibles	51,637	55,450	67,136	53,533	69,210
Less: Average perpetual preferred stock	166,356	166,356	40,325	166,356	20,162
Average tangible common equity (non-GAAP)	$1,594,311	$1,562,575	$1,446,948	$1,578,531	$1,462,875

ROTCE (2)(3)
Net income available to common shareholders (GAAP)	$82,417	$53,222	$30,709	$135,639	$37,798
Plus: Amortization of intangibles, tax effected	2,819	2,947	3,336	5,765	6,813
Net income available to common shareholders before amortization of intangibles (non-GAAP)	$85,236	$56,169	$34,045	$141,404	$44,611

Return on average tangible common equity (ROTCE) (2) (3)	21.44%	14.58%	9.46%	18.06%	6.13%

	As of & For Three Months Ended			As of & For Six Months Ended
	06/30/21	03/31/21	06/30/20	06/30/21	06/30/20
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Operating Measures (4)
Net income (GAAP)	$85,384	$56,189	$30,709	$141,573	$37,798
Plus: Net loss related to balance sheet repositioning, net of tax	—	11,609	8,141	11,609	9,539
Less: Gain on sale of securities, net of tax	—	62	8,168	62	9,697
Adjusted operating earnings (non-GAAP)	85,384	67,736	30,682	153,120	37,640
Less: Dividends on preferred stock	2,967	2,967	—	5,934	—
Adjusted operating earnings available to common shareholders (non-GAAP)	$82,417	$64,769	$30,682	$147,186	$37,640

Noninterest expense (GAAP)	$91,971	$111,937	$102,814	$203,908	$198,459
Less: Amortization of intangible assets	3,568	3,730	4,223	7,298	8,624
Less: Losses related to balance sheet repositioning	—	14,695	10,306	14,695	10,306
Adjusted operating noninterest expense (non-GAAP)	$88,403	$93,512	$88,285	$181,915	$179,529

Noninterest income (GAAP)	$28,466	$30,985	$35,932	$59,451	$64,838
Less: Losses related to balance sheet repositioning	—	—	—	—	(1,769)
Less: Gain on sale of securities	—	78	10,339	78	12,275
Adjusted operating noninterest income (non-GAAP)	$28,466	$30,907	$25,593	$59,373	$54,332

Net interest income (FTE) (non-GAAP) (1)	$143,692	$137,951	$140,110	$281,643	$277,875
Adjusted operating noninterest income (non-GAAP)	28,466	30,907	25,593	59,373	54,332
Total adjusted revenue (FTE) (non-GAAP) (1)	$172,158	$168,858	$165,703	$341,016	$332,207

Efficiency ratio	54.42%	67.48%	59.35%	60.89%	58.86%
Adjusted operating efficiency ratio (FTE) (1)(7)	51.35%	55.38%	53.28%	53.34%	54.04%

Operating ROTCE (2)(3)(4)
Adjusted operating earnings available to common shareholders (non-GAAP)	$82,417	$64,769	$30,682	$147,186	$37,640
Plus: Amortization of intangibles, tax effected	2,819	2,947	3,336	5,765	6,813
Adjusted operating earnings available to common shareholders before amortization of intangibles (non-GAAP)	$85,236	$67,716	$34,018	$152,951	$44,453

Average tangible common equity (non-GAAP)	$1,594,311	$1,562,575	$1,446,948	$1,578,531	$1,462,875
Adjusted operating return on average tangible common equity (non-GAAP)	21.44%	17.58%	9.46%	19.54%	6.11%

Pre-tax pre-provision adjusted operating earnings (8)
Net income (GAAP)	$85,384	$56,189	$30,709	$141,573	$37,798
Plus: Provision for credit losses	(27,414)	(13,624)	34,200	(41,037)	94,396
Plus: Income tax expense	19,073	11,381	5,514	30,453	6,498
Plus: Net loss related to balance sheet repositioning	—	14,695	10,306	14,695	12,075
Less: Gain on sale of securities	—	78	10,339	78	12,275
Pre-tax pre-provision adjusted operating earnings (non-GAAP)	$77,043	$68,563	$70,390	$145,606	$138,492

Weighted average common shares outstanding, diluted	78,843,724	78,884,235	78,722,690	78,863,859	79,020,036
Pre-tax pre-provision earnings per share, diluted	$0.98	$0.87	$0.89	$1.85	$1.75

Adjusted Loans (9)
Loans held for investment (net of deferred fees and costs)(GAAP)	$13,697,929	$14,272,280	$14,308,646	$13,697,929	$14,308,646
Less: PPP adjustments (net of deferred fees and costs)	859,386	1,512,714	1,598,718	859,386	1,598,718
Total adjusted loans (non-GAAP)	$12,838,543	$12,759,566	$12,709,928	$12,838,543	$12,709,928

Average loans held for investment (net of deferred fees and costs)(GAAP)	$13,971,939	$14,064,123	$13,957,711	$14,017,777	$13,275,817
Less: Average PPP adjustments (net of deferred fees and costs)	1,187,641	1,309,326	1,273,883	1,248,147	1,273,883
Total adjusted average loans (non-GAAP)	$12,784,298	$12,754,797	$12,683,828	$12,769,630	$12,001,934

	As of & For Three Months Ended			As of & For Six Months Ended
	06/30/21	03/31/21	06/30/20	06/30/21	06/30/20
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Mortgage Origination Held for Sale Volume (10)
Refinance Volume	$73,330	$118,918	$121,389	$192,248	$178,424
Purchase Volume	88,747	67,957	61,131	156,704	114,681
Total Mortgage loan originations held for sale	$162,077	$186,875	$182,520	$348,952	$293,105
% of originations held for sale that are refinances	45.2%	63.6%	66.5%	55.1%	60.9%

Wealth
Assets under management ("AUM")	$6,396,010	$6,056,475	$5,271,288	$6,396,010	$5,271,288

Other Data
End of period full-time employees	1,884	1,869	1,973	1,884	1,973
Number of full-service branches	129	129	149	129	149
Number of automatic transaction machines ("ATMs")	149	153	169	149	169

(1)	These are non-GAAP financial measures. Net interest income (FTE) and total adjusted revenue (FTE), which are used in computing net interest margin (FTE) and adjusted operating efficiency ratio (FTE), respectively, provide valuable additional insight into the net interest margin and the efficiency ratio by adjusting for differences in tax treatment of interest income sources. The entire FTE adjustment is attributable to interest income on earning assets, which is used in computing yield on earning assets. Interest expense and the related cost of interest-bearing liabilities and cost of funds ratios are not affected by the FTE components.
(2)	These are non-GAAP financial measures. Tangible assets and tangible common equity are used in the calculation of certain profitability, capital, and per share ratios. The Company believes tangible assets, tangible common equity and the related ratios are meaningful measures of capital adequacy because they provide a meaningful base for period-to-period and company-to-company comparisons, which the Company believes will assist investors in assessing the capital of the Company and its ability to absorb potential losses.
(3)	These are non-GAAP financial measures. The Company believes that ROTCE is a meaningful supplement to GAAP financial measures and useful to investors because it measures the performance of a business consistently across time without regard to whether components of the business were acquired or developed internally.
(4)	These are non-GAAP financial measures. Adjusted operating measures exclude the gains or losses related to balance sheet repositioning (principally composed of gains and losses on debt extinguishment) and gains or losses on sale of securities. The Company believes these non-GAAP adjusted measures provide investors with important information about the combined economic results of the organization’s operations.
(5)	All ratios at June 30, 2021 are estimates and subject to change pending the Company’s filing of its FR Y9-C. All other periods are presented as filed.
(6)	These balances reflect the impact of the CARES Act and the Joint Guidance, which provides relief for TDR designations and also provides guidance on past due reporting for modified loans.
(7)	The adjusted operating efficiency ratio (FTE) excludes the amortization of intangible assets and gains or losses related to balance sheet repositioning (principally composed of gains and losses on debt extinguishment). This measure is similar to the measure utilized by the Company when analyzing corporate performance and is also similar to the measure utilized for incentive compensation. The Company believes this adjusted measure provides investors with important information about the combined economic results of the organization’s operations.
(8)	This is a non-GAAP financial measure. Pre-tax pre-provision adjusted earnings excludes the provision for credit losses, which can fluctuate significantly from period-to-period under the CECL methodology, income tax expense, gains or losses related to balance sheet repositioning (principally composed of gains and losses on debt extinguishment), and gains or losses on sale of securities. The Company believes this adjusted measure provides investors with important information about the combined economic results of the organization’s operations.
(9)	These are non-GAAP financial measures. PPP adjustment impact excludes the SBA guaranteed loans funded during 2020 and 2021. The Company believes loans held for investment (net of deferred fees and costs), excluding PPP is useful to investors as it provides more clarity on the Company’s organic growth. The Company also believes that the related non-GAAP financial measures of past due loans still accruing interest as a percentage of total loans held for investment (net of deferred fees and costs), excluding PPP, are useful to investors as loans originated under the PPP carry an SBA guarantee. The Company believes that the ALLL as a percentage of loans held for investment (net of deferred fees and costs), excluding PPP, is useful to investors because of the size of the Company’s PPP originations and the impact of the embedded credit enhancement provided by the SBA guarantee.
(10)	Prior periods have been restated to adjust for certain mortgage loans held for investment that were previously included.

ATLANTIC UNION BANKSHARES CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except share data)

	June 30,	December 31,	June 30,
	2021	2020	2020
ASSETS	(unaudited)	(audited)	(unaudited)
Cash and cash equivalents:
Cash and due from banks	$268,682	$172,307	$202,947
Interest-bearing deposits in other banks	593,271	318,974	636,211
Federal funds sold	3,217	2,013	2,862
Total cash and cash equivalents	865,170	493,294	842,020
Securities available for sale, at fair value	2,873,405	2,540,419	2,019,164
Securities held to maturity, at carrying value	541,439	544,851	547,561
Restricted stock, at cost	76,825	94,782	105,832
Loans held for sale, at fair value	32,726	96,742	55,067
Loans held for investment, net of deferred fees and costs	13,697,929	14,021,314	14,308,646
Less allowance for loan and lease losses	118,261	160,540	169,977
Total loans held for investment, net	13,579,668	13,860,774	14,138,669
Premises and equipment, net	161,114	163,829	164,321
Goodwill	935,560	935,560	935,560
Amortizable intangibles, net	49,917	57,185	65,105
Bank owned life insurance	427,727	326,892	327,075
Other assets	445,805	514,121	551,943
Total assets	$19,989,356	$19,628,449	$19,752,317
LIABILITIES
Noninterest-bearing demand deposits	$5,222,572	$4,368,703	$4,345,960
Interest-bearing deposits	11,436,647	11,354,062	11,259,179
Total deposits	16,659,219	15,722,765	15,605,139
Securities sold under agreements to repurchase	89,749	100,888	77,216
Other short-term borrowings	—	250,000	—
Long-term borrowings	290,330	489,829	1,047,814
Other liabilities	202,461	356,477	403,922
Total liabilities	17,241,759	16,919,959	17,134,091
Commitments and contingencies
STOCKHOLDERS' EQUITY
Preferred stock, $10.00 par value	173	173	173
Common stock, $1.33 par value	103,091	104,169	104,126
Additional paid-in capital	1,881,395	1,917,081	1,911,985
Retained earnings	709,866	616,052	540,638
Accumulated other comprehensive income (loss)	53,072	71,015	61,304
Total stockholders' equity	2,747,597	2,708,490	2,618,226
Total liabilities and stockholders' equity	$19,989,356	$19,628,449	$19,752,317

Common shares outstanding	77,928,948	78,729,212	78,713,056
Common shares authorized	200,000,000	200,000,000	200,000,000
Preferred shares outstanding	17,250	17,250	17,250
Preferred shares authorized	500,000	500,000	500,000

ATLANTIC UNION BANKSHARES CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(Dollars in thousands, except share data)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2021	2021	2020	2021	2020
Interest and dividend income:
Interest and fees on loans	$130,570	$128,006	$143,234	$258,576	$294,361
Interest on deposits in other banks	86	77	155	163	1,017
Interest and dividends on securities:
Taxable	10,519	10,353	11,267	20,872	22,895
Nontaxable	9,677	9,237	8,211	18,914	15,920
Total interest and dividend income	150,852	147,673	162,867	298,525	334,193
Interest expense:
Interest on deposits	7,238	9,128	19,861	16,366	48,375
Interest on short-term borrowings	21	48	186	69	1,526
Interest on long-term borrowings	3,045	3,599	5,515	6,644	11,979
Total interest expense	10,304	12,775	25,562	23,079	61,880
Net interest income	140,548	134,898	137,305	275,446	272,313
Provision for credit losses	(27,414)	(13,624)	34,200	(41,037)	94,396
Net interest income after provision for credit losses	167,962	148,522	103,105	316,483	177,917
Noninterest income:
Service charges on deposit accounts	6,607	5,509	4,930	12,116	12,508
Other service charges, commissions and fees	1,735	1,701	1,354	3,436	2,978
Interchange fees	2,203	1,847	1,697	4,050	3,321
Fiduciary and asset management fees	6,819	6,475	5,515	13,294	11,499
Mortgage banking income	4,619	8,255	5,826	12,874	7,847
Gains on securities transactions	—	78	10,339	78	12,275
Bank owned life insurance income	3,209	2,265	2,027	5,475	4,076
Loan-related interest rate swap fees	1,321	1,754	5,484	3,075	9,432
Other operating income	1,953	3,101	(1,240)	5,053	902
Total noninterest income	28,466	30,985	35,932	59,451	64,838
Noninterest expenses:
Salaries and benefits	50,766	52,660	49,896	103,426	100,013
Occupancy expenses	7,140	7,315	7,224	14,454	14,357
Furniture and equipment expenses	3,911	3,968	3,406	7,880	7,147
Technology and data processing	7,219	6,904	6,454	14,123	12,623
Professional services	4,408	4,960	2,989	9,369	6,297
Marketing and advertising expense	2,738	2,044	2,043	4,782	4,782
FDIC assessment premiums and other insurance	2,319	2,307	2,907	4,626	5,768
Other taxes	4,435	4,436	4,120	8,871	8,240
Loan-related expenses	1,909	1,877	2,501	3,786	5,198
Amortization of intangible assets	3,568	3,730	4,223	7,298	8,624
Loss on debt extinguishment	—	14,695	10,306	14,695	10,306
Other expenses	3,558	7,041	6,745	10,598	15,104
Total noninterest expenses	91,971	111,937	102,814	203,908	198,459
Income before income taxes	104,457	67,570	36,223	172,026	44,296
Income tax expense	19,073	11,381	5,514	30,453	6,498
Net income	$85,384	$56,189	$30,709	141,573	37,798
Dividends on preferred stock	2,967	2,967	—	5,934	—
Net income available to common shareholders	$82,417	$53,222	$30,709	$135,639	$37,798

Basic earnings per common share	$1.05	$0.67	$0.39	$1.72	$0.48
Diluted earnings per common share	$1.05	$0.67	$0.39	$1.72	$0.48

AVERAGE BALANCES, INCOME AND EXPENSES, YIELDS AND RATES (TAXABLE EQUIVALENT BASIS)

	For the Quarter Ended
	June 30, 2021			March 31, 2021
	Average Balance	Interest Income / Expense (1)	Yield / Rate (1)(2)	Average Balance	Interest Income / Expense (1)	Yield / Rate (1)(2)

	(unaudited)			(unaudited)
Assets:
Securities:
Taxable	$2,028,637	$10,519	2.08%	$1,906,585	$10,353	2.20%
Tax-exempt	1,391,692	12,249	3.53%	1,302,792	11,693	3.64%
Total securities	3,420,329	22,768	2.67%	3,209,377	22,046	2.79%
Loans, net (3) (4)	13,971,939	130,840	3.76%	14,064,123	128,122	3.69%
Other earning assets	476,670	388	0.33%	418,595	558	0.54%
Total earning assets	17,868,938	$153,996	3.46%	17,692,095	$150,726	3.46%
Allowance for loan and lease losses	(137,997)			(157,802)
Total non-earning assets	2,192,037			2,152,561
Total assets	$19,922,978			$19,686,854

Liabilities and Stockholders' Equity:
Interest-bearing deposits:
Transaction and money market accounts	$8,159,890	$1,809	0.09%	$8,060,328	$2,152	0.11%
Regular savings	1,016,661	55	0.02%	940,369	59	0.03%
Time deposits (5)	2,270,217	5,374	0.95%	2,490,432	6,917	1.13%
Total interest-bearing deposits	11,446,768	7,238	0.25%	11,491,129	9,128	0.32%
Other borrowings (6)	399,855	3,066	3.08%	574,678	3,647	2.57%
Total interest-bearing liabilities	11,846,623	$10,304	0.35%	12,065,807	$12,775	0.43%

Noninterest-bearing liabilities:
Demand deposits	5,053,773			4,583,521
Other liabilities	274,718			317,585
Total liabilities	17,175,114			16,966,913
Stockholders' equity	2,747,864			2,719,941
Total liabilities and stockholders' equity	$19,922,978			$19,686,854
Net interest income		$143,692			$137,951

Interest rate spread			3.11%			3.03%
Cost of funds			0.23%			0.30%
Net interest margin			3.23%			3.16%

(1)	Income and yields are reported on a taxable equivalent basis using the statutory federal corporate tax rate of 21%.
(2)	Rates and yields are annualized and calculated from actual, not rounded amounts in thousands, which appear above.
(3)	Nonaccrual loans are included in average loans outstanding.
(4)	Interest income on loans includes $4.1 million and $4.3 million for the three months ended June 30, 2021 and March 31, 2021, respectively, in accretion of the fair market value adjustments related to acquisitions.
(5)	Interest expense on time deposits includes $12,000 and $20,000 for the three months ended June 30, 2021 and March 31, 2021, respectively, in accretion of the fair market value adjustments related to acquisitions.
(6)	Interest expense on borrowings includes $202,000 and $198,000 for the three months ended March 31, 2021 and March 31, 2021, in amortization of the fair market value adjustments related to acquisitions.